                                  Exhibit 10h
                                  -----------

             [LETTERHEAD OF HUNTWAY REFINING COMPANY APPEARS HERE]


                                                      March 25, 1994


                              DUPLICATE ORIGINAL


John McFarland
McFarland Energy, Inc.
10425 South Painter Avenue
Santa Fe Springs, CA  90670


Dear Mac:

     This is to confirm our agreement under which Huntway Partners, L.P., dba Huntway Refining Company ("Huntway") agrees to purchase and receive and McFarland Energy, Inc. ("McFarland") agrees to sell and deliver Midway Sunset crude oil under the following terms and conditions. Huntway assigns contract number HB-2210 to this agreement.

TERM:   Effective April 1, 1994 to July 1, 1994 and continuing thereafter until terminated on the first day of a subsequent month by one party delivering to the other party a ninety (90) day prior written notice.

VOLUME:  Approximately 1,200 to 1,500 barrels per day.

QUALITY: Typical production quality of crude oil produced from McFarland leases in the Midway Sunset oil field, approximately 13.0 degrees API gravity, with BS&W not to exceed that acceptable to the Huntway nominated receiving pipeline.

DELIVERY LOCATION: Crude oil shall be delivered F.O.B. into the Chevron common carrier pipeline at Section 26, 31S22E, Kern County, California. Title and risk of loss shall transfer from Seller to Buyer as the crude oil passes into the receiving pipeline LACT meter.

PRICE: Average of Chevron, Unocal and Texaco for Midway Sunset crude oil, averaged over the month of delivery, adjusted for the actual gravity of crude oil delivered, plus $0.10 per net barrel.

PAYMENT: Payment shall be made the twentieth of the month following the month of delivery by wire transfer of immediately available funds provided, however, if the twentieth falls on a

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                                      --

Mr. John McFarland
McFarland Energy, Inc.
March 25, 1994
Page Two


Sunday or Monday bank holiday, payment shall be made the first business day after the twentieth, and if the twentieth falls due on a Saturday or any other bank holiday, the payment shall be made the business day immediately preceding the twentieth.

SECURITY: Huntway shall provide McFarland with a letter of credit acceptable to McFarland and drawn on a bank acceptable to McFarland prior to receiving delivery each month under this agreement. Huntway agrees that if Huntway does not pay any amount due McFarland when such amount is due, McFarland may draw on any letter of credit written by Huntway which names McFarland as beneficiary and which has not expired, regardless of the original purpose of that letter of credit.

OTHER: The attached Huntway Standard Terms and Conditions, dated March 15, 1994, to the extent there is no conflict with the above, shall apply. In the event of any conflict, the provisions of this letter prevail. Anything not covered by this letter or the Standard Terms and Conditions shall be governed by usual industry practice for this type of business.

     If this is in conformity with your understanding of our agreement, please indicate your approval by signing and returning the Original copy of this letter. The Duplicate Original copy is for your file.

                                              Yours truly,

                                              HUNTWAY REFINING COMPANY

                                              /s/ T.L. Stringer

                                              T.L. Stringer
                                              Executive Vice President


Agreed to this 28th day of March, 1994
MCFARLAND ENERGY, INC.

By:   /s/ J.C. McFarland
      -------------------
Title       CEO
      -------------------

                           HUNTWAY REFINING COMPANY
                           ------------------------


1.  WARRANTY/TAXES:
    --------------

    The Seller warrants good title to all liquid hydrocarbons delivered pursuant to this Contract and warrants that such shall be free from all royalties, liens, encumbrances, and all applicable foreign, Federal, State and local taxes that are imposed upon the production and/or removal of liquid hydrocarbons from the premises through the point of delivery. Seller further warrants that such liquid hydrocarbons has been produced, handled and transported to the point of delivery in accordance with all applicable laws, rules and regulations of all local, State and Federal authorities. Seller further warrants that all liquid hydrocarbons will be merchantable. Merchantable liquid hydrocarbons is defined as virgin liquid hydrocarbons suitable for normal refinery processing, and free of foreign contaminants or chemicals including, but not limited to, chlorinated and oxygenated hydrocarbons. Buyer shall be liable for and shall remit to the proper governmental authorities any Federal, State, municipal, or other regulatory body's taxes, inspection fees, transfer taxes or fees, occupation taxes or other like assessments or charges that may be applicable to liquid hydrocarbons after the point of delivery. If any tax imposed by 26 U.S.C. Sec. 4611 (the tax on petroleum under the Superfund Amendments and Reauthorization Act of 1986) shall be applicable, after the point of delivery, to a purchase, sale or exchange pursuant to this Contract, the Buyer shall be liable for payment and shall be responsible for remittance of such tax to the appropriate governmental authority.

2.  TITLE AND RISK OF LOSS:
    ----------------------

    Title to, possession of and risk of loss of liquid hydrocarbons shall pass to the Buyer as the liquid hydrocarbons passes from equipment or location owned or controlled by the Seller, or owned or controlled by a party designated to make delivery on behalf of the Seller, into equipment owned or controlled by the Buyer, or owned or controlled by a party designated to take delivery on behalf of the Buyer. Provided, however, that in cases of in line transfers, title to, possession of and risk of loss of liquid hydrocarbons shall pass to Buyer as the liquid hydrocarbons is deemed transferred. Such shall be available, in accordance

                                  Page 1 of 4

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

     with the transfer statement or other receipt issued by the carrier or storage facility.

3.   EQUAL DELIVERIES:
     ----------------

     For purposes of determining price, liquid hydrocarbons delivered during any given month hereunder shall be deemed to have been delivered in equal daily quantities during such month except as follows: Deliveries of liquid hydrocarbons at lease.

4.   MEASUREMENTS AND TESTS:
     ----------------------

     All measurements hereunder shall represent one hundred percent (100%) volume with such volume and gravity adjusted to sixty (60) degrees Fahrenheit temperature. Procedures for measuring and testing, except for deliveries through positive displacement-type liquid meters, shall be according to latest ASTM published methods then in effect. Procedures for such metered-type delivery shall be according to the latest ASME-API published methods then in effect. The liquid hydrocarbons delivered hereunder shall be merchantable and acceptable to the carriers involved and full deduction shall be made for all BS&W content according to the latest ASTM standard method then in effect. Should either party hereto fail to have a representative present during such measuring and testing, the measurements and tests of the other party will be accepted.

 5.  CONFIRMATION OF DELIVERY:
     ------------------------

     Confirmation of delivery shall be based on run tickets evidencing such delivery or allocation statements issued by the carriers involved.

6.   FINANCIAL RESPONSIBILITY:
     ------------------------

     Should Buyer's credit or financial responsibility become unsatisfactory to Seller at any time while a Contract is in effect between the parties, cash payments in advance or security satisfactory to Seller may be required by Seller before proceeding.

7.   ASSIGNMENT:
     ----------

     Neither Party shall assign this Contract without the prior written consent of the other.


8.   FORCE MAJEURE:
     -------------

     Neither Party shall be liable to the other for failure or delay in making or accepting delivery hereunder to the extent that such failure or delay may be due to compliance with acts, orders, regulations or requests of any Federal, State or local civilian or military authority or any other persons purporting to act therefor; riots; strikes; labor difficulties; action of the elements; transportation difficulties; or any other cause reasonably beyond the control of such Party, whether similar or not. For the purposes of this section, the term "Party" shall be defined to include Seller's supplier and Buyer's receiver. Neither Party shall be obligated to make up any deliveries omitted as a result of any of the causes enumerated in this section. In the event either Party invokes the provisions of this section, such Party shall use its best efforts to provide the other Party, in writing (Telex or other electronic communication acceptable) with as much advance notice as is possible, the underlying circumstances of the particular cause(s) of Force Majure, and the expected duration thereof. Notwithstanding the provisions of this section, Buyer shall not be relieved of any obligation to make payments with regard to liquid hydrocarbons delivered hereunder.

9.   GOVERNING LAW AND JURISDICTION:
     ------------------------------

     This Contract shall be construed and governed by the laws of the State of California and each Party expressly submits to the jurisdiction and venue of the Courts of the State of California or the Federal Courts in California for the purposes of litigation.

10.  NEW OR CHANGED REGULATIONS:
     --------------------------

     Each of the Parties hereto is entering into this Contract in reliance on the laws, taxes, fees, duties, rules, regulations, decrees, agreements, concessions and arrangements, with governments or governmental instrumentalities (the "Regulations") in effect on the date of this Contract which directly or indirectly affect the Oil sold and to be delivered hereunder insofar as these Regulations affect the Seller, the

                                  Page 3 of 4

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     Seller's supplier, the Buyer, or the receiver.

     In the event that during the term of this Contract any of the Regulations are changed or new regulations become effective and the effect of such new or changed regulation is not covered by any other provision of this Contract, and said change has a material adverse economic impact upon the parties named above, the party affected, or if the Seller's supplier, the Seller, or if the receiver, the Buyer, in the exercise of good faith shall have the option to request renegotiation of the prices and/or other relevant terms of this Contract with respect to deliveries not yet made. In the event the Buyer or Seller is in good faith dissatisfied with the results of the renegotiation, either party will have the right to cancel this Contract if notice of such cancellation is given in writing to the other party within thirty (30) days of the effective date of (i) the change of the Regulations or (ii) the new regulations.

11.  INVOICES:
     --------

     Seller shall provide hard copy invoices to Buyer for the liquid hydrocarbons delivered as soon as possible after the close of each calendar month during which deliveries are made but not later than five (5) business days prior to payment due date.

12.  WAIVER:
     ------

     No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any covenant or condition hereof.

13.  TIMING:
     ------

     References to calendar dates set forth in this Contract and any amendments hereto, shall mean 7:00 a.m. of the dates indicated


MARCH 15, 1994
(tlscontr)

                                  PAGE 4 OF 4

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

[LOGO OF HUNTWAY REFINING COMPANY APPEARS HERE]

        1651 Alameda Street, Wilmington, California 90744
        Mailing Address: P.O. Box 1257, Wilmington, California 90745-1257
        (310) 518-4000  FAX (310) 518-1197


Mr. John McFarland
McFarland Energy, Inc.
10425 South Painter Avenue
Santa Fe Springs, CA  90670

Dear Mac:

     Please reference our letter agreement dated March 25, 1994, Huntway Contract HB-2210.

     Based on our recent discussions and recognizing McFarland Energy's request to adjust the pricing clause of our crude oil purchase/sale agreement, Huntway proposes to amend the contract Volume, Quality, Delivery, and Price sections to read as follows effective March 1, 1996:

Volume:  Approximately 1500 to 1750 barrels per day.

Quality: typical production quality of crude oil produced from McFarland leases in the Midway Sunset oil field, approximately 12.0 degrees API gravity, with BS&W not to exceed that acceptable to the Huntway nominated receiving pipeline.

Delivery Location: crude oil shall be delivered F.O.B. into the Texaco pipeline at Section 26, 31S22E, Kern county California. Title and risk of loss shall transfer from Seller to Buyer as the crude oil passes into the receiving pipeline LACT meter.(Note: this is not a change but initial deliveries, as you know, were in fact into a Chevron pipeline which delivered into Texaco for our account.)

Price: Average of Chevron, Unocal, Mobil and Texaco for Midway Sunset crude oil, averaged over the month of delivery, adjusted for the actual gravity of crude oil delivered plus a Bonus per net barrel. For the months of November, December, January, February, March and April that this contract is in effect, the Bonus shall be $0.20 per barrel. For the months of May, June, July, August, September and October that this contract is in effect the Bonus shall be $0.40 per net barrel.


     All other terms and conditions of the agreement remain unchanged.

     If this is in conformity with your understanding of our agreement, please so indicate by signing and returning one copy of this letter.



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

McFarland Energy, Inc.
February 16, 1996
Page 2 of 2






                                                Yours truly,
                                                Huntway Refining Company


                                                /s/ T.L. Stringer

                                                T.L. Stringer
                                                Executive Vice President



Agreed this 29th day of February 1996
            ----
McFarland Energy, Inc.



by:  /s/ J. C. McFarland
   --------------------------
Its: CEO
    -------------------------










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